Lake Shore Bancorp, Inc. Announces Third Quarter 2016 Earnings

DUNKIRK, N.Y.—October 18, 2016-- Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced results for the three and nine months ended September 30, 2016.  Net income for third quarter 2016 was $757,000, or $0.13 per diluted share, compared to net income of $1.2 million, or $0.21 per diluted share, for third quarter 2015.   The decrease in net income was due to a $370,000 decrease in non-interest income, a $156,000 increase in non-interest expense and a $95,000 increase in provision for loan losses partially offset by a $75,000 decrease in income tax expense and a $67,000 increase in net interest income. Non-interest income decreased due to a $440,000 ($290,000 after-tax) gain on the sale of securities in the prior year third quarter while there were no sales of securities by the Company during the third quarter of 2016.  The $95,000 increase in the provision for loan losses was primarily from increased reserves set aside for new commercial loan originations. The Company earned net income of $3.4 million, or $0.56 per diluted share, for the nine months ended September 30, 2016, compared to net income of $2.5 million, or $0.42 per diluted share for the same period in 2015. The 2016 year-to-date net income included a net increase of $790,000 in after-tax gains on the sale of securities when compared to the same period in 2015.

2016 Third Quarter and Nine-Month Highlights:

•	Total net loans increased 7.8% to $320.4 million at September 30, 2016 from $297.1 million at December 31, 2015 primarily due to organic commercial loan growth of 27.1%;
•	Core (non-time) deposits grew by $17.0 million, or 8.1%, from December 31, 2015;
•	Net interest margin was 3.46% for third quarter 2016, up seven basis points from third quarter 2015 and up five basis points from second quarter 2016; and
•	Interest expense in third quarter 2016 declined 14.7% compared to third quarter 2015, reflecting the Bank’s ongoing focus on lower cost core deposit growth.

“Our 125th anniversary celebration during 2016 continues to provide an ideal opportunity to promote and showcase our products and services to a growing audience of prospective customers, many of whom have been affected in some way by the current disruption in the marketplace, which has positively impacted our financial results” said Daniel P. Reininga, President and Chief Executive Officer. “As consumers become increasingly proactive in seeking out options for their financial needs, Lake Shore remains committed to providing individualized solutions locally, via traditional in-branch services, as well as expanded technological capabilities through robust online and mobile banking platforms, including mobile check deposit functionality. Our strategic focus on commercial customers and resulting commitments to finance local businesses in Erie and Chautauqua counties has contributed to the evolving landscape of economic growth and opportunity throughout our market area.  We remain one-hundred percent dedicated to Western New York, as we strive to expand the Lake Shore brand throughout the communities we serve, providing increased opportunities for driving growth and adding value to the Company.”

Net Interest Income

Third quarter 2016 net interest income of $3.8 million increased $67,000, or 1.8% as compared to the 2015 third quarter.   Net interest income for the nine month period ended September 30, 2016 increased $316,000, or 2.9%, to $11.4 million from $11.1 million for the nine months ended September 30, 2015.  The improvement in net interest income was attributed to lower interest expense, partially offset by a decrease in interest income.

Interest expense for third quarter 2016 was $565,000, a decrease of $97,000, or 14.7%, from $662,000 in third quarter 2015, primarily as a result of a $19.0 million reduction in average time deposits, along with a nine basis points decline in the average cost of interest-bearing liabilities when compared to the 2015 third quarter. Third quarter 2016 interest income of $4.4 million, decreased $30,000, or 0.7%, compared to the prior year quarter, primarily as a result of a $32.7 million decline in the average balance of the Bank’s securities portfolio, partially offset by a $21.3 million increase in the average balance of loans. The increase in the average loan balance was primarily due to an increase in loan originations for commercial real estate, commercial and home equity loans during the three months ended September 30, 2016.

Interest expense for the nine months ended September 30, 2016 was $1.7 million, a decrease of $442,000, or 20.4%, from $2.2 million for the nine months ended September 30, 2015, primarily due to a $21.2 million reduction in average time deposits, along with a 13 basis points decline in the average cost of interest-bearing liabilities when compared to the prior year period. For the nine months ended September 30, 2016, interest income of $13.1 million decreased $126,000, or 1.0%, compared to the prior year nine month period, primarily as a result of a $31.8 million decline in the average balance of the Bank’s securities portfolio, partially offset by a $17.6 million increase in the average balance of loans. The increase in the average loan balance was primarily due to increased loan originations for commercial real estate and commercial loans during the nine months ended September 30, 2016.

Non-Interest Income

Third quarter 2016 non-interest income decreased by $370,000, or 36.0%, to $658,000 compared to $1.0 million for the prior year third quarter. The decrease was primarily due to a $440,000 realized pre-tax gain on the sale of securities during the prior year third quarter. The decrease in non-interest income was partially offset by an increase in service charges and fees and gains on the sale of loans during the third quarter of 2016. Service charges and fees increased during the third quarter of 2016 by $55,000, or 13.6%, to $461,000 when compared to the third quarter of 2015. Additionally, the net gain on sale of loans increased during the third quarter of 2016 by $28,000, or 100.0%, to $56,000 when compared to the third quarter of 2015.

For the nine months ended September 30, 2016, non-interest income increased by $1.4 million, or 64.6%, to $3.5 million compared to $2.1 million for the nine months ended September 30, 2015. The increase was primarily due to a $1.6 million realized pre-tax gain on the sale of securities during the nine months ended September 30, 2016 compared to a $440,000 realized pre-tax gain during the same period in 2015. Additionally, service charges and fees increased during the nine months ended September 30, 2016 by $142,000, or 12.0%, to $1.3 million when compared to the nine months ended September 30, 2015.   The net gain on the sale of loans during the nine months

ended September 30, 2016 was $117,000, an increase of $44,000, or 60.3%, as compared to the prior year period.

Non-Interest Expense

Non-interest expense was $3.4 million for third quarter 2016, an increase of $156,000, or 4.8%, compared to third quarter 2015. The current year third quarter had higher expenses for salary and benefits, data processing and professional services which were partially offset by lower occupancy and equipment and advertising expenses.

Non-interest expense was $10.3 million for the nine months ended September 30, 2016, an increase of $480,000, or 4.9%, compared to the nine months ended September 30, 2015. Higher salary and benefit costs, advertising, professional services expenditures, data processing and other costs for the nine months ended September 30, 2016 were partially offset by lower FDIC insurance and postage and supplies expenses when compared to the nine months ended September 30, 2015.

Asset Quality

The provision for loan losses for third quarter 2016 was $125,000, a $95,000 increase as compared to third quarter 2015. The provision for loan losses for the nine months ended September 30, 2016 was $310,000, a $70,000 increase as compared to the nine months ended September 30, 2015. The increased provisions were primarily related to the provisions recorded on unclassified loans in the commercial loan portfolio.  The commercial loan portfolio increased by 27.1% during the nine month period ended September 30, 2016, resulting in the need for additional provision. The increases were also attributed to an increase in charged off loans.

Non-performing loans as a percent of total loans at September 30, 2016 were 1.81%, a 24 basis points increase from 1.57% at December 31, 2015, primarily as a result of an increase in non-performing commercial real estate loans during the first nine months of 2016. The Company’s allowance for loan losses as a percent of total loans was 0.66% on September 30, 2016 and 0.67% at December 31, 2015.

Balance Sheet Summary

Total assets at September 30, 2016 were $478.4 million, compared to $473.4 million on December 31, 2015. Loans receivable, net at September 30, 2016 were $320.4 million, a $23.3 million, or 7.8%, increase as compared to $297.1 million at December 31, 2015. The increase in total loans was primarily due to an increase in commercial real estate and commercial loans. Total deposits at September 30, 2016 were $374.5 million, an increase of $5.3 million, or 1.4%, compared with $369.2 million on December 31, 2015. The increase in deposits was primarily due to an increase in core deposit accounts. Core deposits at September 30, 2016 were $227.5 million, an increase of $17.0 million, or 8.1%, from December 31, 2015. Stockholders’ equity at September 30, 2016 was $77.3 million, an increase of $3.5 million, or 4.7%, compared with $73.9 million on December 31, 2015.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

 # # # # #

Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	September 30,	December 31,
	2016	2015
	(Unaudited)
	(Dollars in thousands)

Total assets	$478,431	$473,385
Cash and cash equivalents	38,479	34,227
Securities available for sale	91,047	113,213
Loans receivable, net	320,421	297,101
Deposits	374,466	369,155
Long-term debt	18,950	21,150
Stockholders’ equity	77,326	73,876

Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,397	$4,427	$13,108	$13,234
Interest expense	565	662	1,722	2,164
Net interest income	3,832	3,765	11,386	11,070
Provision for loan losses	125	30	310	240
Net interest income after provision for loan losses	3,707	3,735	11,076	10,830
Total non-interest income	658	1,028	3,471	2,109
Total non-interest expense	3,420	3,264	10,313	9,833
Income before income taxes	945	1,499	4,234	3,106
Income tax expense	188	263	859	602
Net income	$757	$1,236	$3,375	$2,504
Basic and diluted earnings per share	$0.13	$0.21	$0.56	$0.42
Dividends declared per share	$0.07	$0.07	$0.21	$0.21

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited)

Return on average assets	0.63%	1.04%	0.94%	0.69%
Return on average equity	3.90%	6.80%	5.89%	4.59%
Average interest-earning assets to average interest-bearing liabilities	130.19%	126.09%	128.82%	124.42%
Interest rate spread	3.31%	3.24%	3.28%	3.14%
Net interest margin	3.46%	3.39%	3.43%	3.30%

	September 30,	December 31,
	2016	2015
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.81%	1.57%
Non-performing assets as a percent of total assets	1.37%	1.14%
Allowance for loan losses as a percent of total net loans	0.66%	0.67%
Allowance for loan losses as a percent of non-performing loans	36.55%	42.52%